Exhibit 10.1

FOURTH AMENDMENT TO
2011 SHARE INCENTIVE PLAN

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the 2011 SHARE INCENTIVE PLAN is executed as of October 20, 2014.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the 2011 Share Incentive Plan (the “Initial 2011 Plan”) on March 24, 2011, which was approved by the shareholders of the Company at the 2011 Annual Meeting of Shareholders.

WHEREAS, the Company amended the Initial 2011 Plan pursuant to a First Amendment dated July 10, 2012 (the “First Amendment”), a Second Amendment dated November 4, 2013 (the “Second Amendment”) and a Third Amendment dated April 30, 2014 (the “Third Amendment”). The Initial 2011 Plan, as modified by the First Amendment, Second Amendment and Third Amendment, is hereinafter referred to as the “Plan”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company desires to further amend the Plan to provide that if any Company employees elect to receive Share Awards, in lieu of cash, earned under the Company’s annual performance bonus program, such Share Awards shall vest in full on the date of Grant.

NOW THEREFORE, the Plan is amended as follows:

1.    Share Awards. Paragraph 5(a)(i) of the Plan is deleted in its entirety and the following is substituted therefor:
(a)    Share Awards granted shall be subject to the following conditions and/or restrictions:
(i)    A Share Award granted to Company employees shall be subject to a minimum vesting period of at least three years from the date of Grant, with the Share Award vesting either in annual equal installments over, or in full at the end of, said period, and may be subject to such other conditions and restrictions as are established by the Committee as of the date of Grant; provided, however, that up to five percent (5%) of the total number of Shares which may be granted under the Plan to non-Company employees may be subject to a minimum vesting period of one year, and if any Company employees elect to receive Share Awards, in lieu of cash, earned under the Company’s annual performance bonus program, such Share Awards shall vest in full on the date of Grant. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it, using such measures of individual performance or the performance of the Company and/or one (1) or more of its Subsidiaries as it may select.  Any Share Award containing conditions, terms or restrictions as established by the Committee but not set forth herein shall be described in such term sheets or employment, award or similar agreements as are approved by the Committee from time to time.
2.    Plan in Full Force and Effect. After giving effect to this Fourth Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:    /s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel